8900690106

FILED

MAR 10 1989 9Am

[signature]
SECRETARY OF STATE

SECOND AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

This Second Amended and Restated Certificate of Limited Partnership of Cedar Fair, L.P. is filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act to amend and restate the Amended and Restated Certificate of Limited Partnership of Cedar Fair, L.P. filed in the office of the Secretary of State on April 28, 1987.

The Amended and Restated Certificate of Limited Partnership is amended and restated in its entirety to read as follows:

1. Name. The name of the limited partnership is Cedar Fair, L.P.

2. Registered Office. The address of the registered office of the limited partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the limited partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partners. The name and business address of each general partner are as follows:

Cedar Fair Management Company
One Causeway Drive
C.N. 5006
Sandusky, Ohio 44860

CF Partners
c/o Mary Ann Jorgenson
1800 Huntington Bldg.
Cleveland, Ohio 44115

IN WITNESS WHEREOF, a general partner has executed this Second Amended and Restated Certificate of Limited Partnership this 8th day of March, 1989.

CEDAR FAIR MANAGEMENT COMPANY

By: [signature]
Name: Richard L. Kinzel
Title: Chief Executive Officer